Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiaries United MoneyCorp, Inc., ("UMY") and Allied Health Options, Inc. ("AHO"), hereinafter collectively referred at as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

      "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

      UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

      On March 22, 2000, UMC executed a medical claims management contract for backlog and ongoing claims with Presbyterian Healthcare Services ("PHS") of New Mexico. On October 13, 2000 UMC executed a self-pay and patient balance account management contract with PHS. Revenue from these contracts accounted for 62%, 65% and 63% of total revenue for 2003, 2002 and 2001 respectively.

      On October 22, 2003 UMC announced the resignation of its key contact at Presbyterian Healthcare Systems ("PHS"). On February 20, 2004 UMC announced that it had been informed by new management at PHS that most of the business outsourced to UMC would be re-bid, and that the remaining business would be brought back in house in mid 2004. On March 15, 2004 PHS informed UMC that it was not selected as one of the vendors to provide ongoing services for PHS. PHS management stated that the reason UMC was not selected was because other vendors had submitted proposals with fee percentages lower than those proposed by UMC. PHS management also stated that UMC will continue to receive placements of accounts from PHS through March 31, 2004. UMC management expects revenues from PHS to ramp down rapidly during the second quarter of 2004.

MANAGEMENT'S PLAN WITH RESPECT TO LOST REVENUES

      During the past several years, management has taken steps to lessen the Company's concentration risk associated with its large customers. These steps include, but are not limited to:

o In April 2002, the Company started up UMC's Coding Services Division. During 2003 this division generated revenue of $183,000.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

o In March 2003, the Company began development of its Electronic Medical Records Storage service. The beta test of this product was completed in September 2003, and the Company began offering this service to its customers shortly thereafter.

o From 2000 to 2004 the annual budget for UMC sales and marketing department has increased from $0 to $299,000. In 2003 the Company's actual expenses for sales and marketing were $233,000 compared to $117,000 in 2002 and $15,000 in 2001.

o From June 24, 2003 through March 18, 2004, the Company has executed the following new contracts:

      o An offsite electronic medical records storage contract with a hospital in Central Texas was executed on March 17, 2004.
      o A medical claims management contract for day one billing and follow up was executed on March 12, 2004, with a hospital located in West Texas.
      o A collection services contract for early stage and bad debt patient balance accounts was executed on February 23, 2004, with a hospital in East Texas.
      o A coding services contract with a hospital in West Texas was executed on February 16, 2004.
      o A medical claims management contract for day one billing and follow up was executed on January 22, 2004, with a hospital located in West Texas.
      o A collection services contract for early stage patient balance accounts was executed on December 18, 2003 with a hospital in South Texas.
      o An offsite electronic medical records storage contract with a hospital in West Texas was executed on December 18, 2003.
      o A coding services contract with a hospital in Central Texas was executed on December 12, 2003.
      o A collection services contract for bad debt patient balance accounts was executed on December 10, 2003 with a hospital in South Texas.
      o A coding services contract with two hospitals in Central Texas was executed on November 28, 2003.
      o A collection services contract for early stage patient balance accounts was executed on November 20, 2003 with a hospital in West Texas.
      o A coding services contract for overflow coding was executed with a hospital in East Texas was executed on November 5, 2003
      o A collection services contract for bad debt patient balance accounts was executed on September 15, 2003 with a hospital in West Texas.
      o A medical claims management contract for claims follow up and patient balance collections was executed on August 28, 2003 with a hospital located in West Texas.
      o A collection services contract for early stage patient balance accounts was executed on August 6, 2003 with a hospital in West Texas.
      o A medical claims management contract for day one billing and follow up was executed on June 24, 2003, with a hospital located in Central Texas.

      Management continues to vigorously pursue new business while rigorously managing expenses without negatively impacting service levels. However, there can be no assurance that UMC will be successful in obtaining enough new business to replace the lost business from PHS.

      While it is encouraging that UMC has improved in its ability to close contracts with new customers, the contracts listed above are only projected to produce new annual revenues between 42% and 64 % of the 2003 total revenues from PHS. However, with the remaining revenue to be received during 2004 from PHS during the ramp down phase, the new contracts described above along with other

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

existing customers are projected to place the Company's 2004 revenues between 75% and 93% of 2003 revenues. In addition, management believes it will acquire additional new contracts in 2004 that will make up most if not the entire amount of revenue lost from PHS. If management is unable to successfully develop and implement new profitable customer contracts and new service lines, payroll expense will be scaled down to the level required to service existing contracts, without sacrificing quality of service. If this adjustment in headcount is not sufficient to bring expenses in line with revenue and future cash requirements, management will be required to adopt other alternative strategies, which may include but are not limited to, actions such as further reducing management and line employee headcount and compensation, restructuring existing financial obligations, seeking a strategic merger or acquisition, seeking the sale of the Company or the Company's public shell, and/or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

ASCENDING LIABILITY TO A PARENT CORPORATION FOR THE OBLIGATIONS OF AHO, IT'S WHOLLY OWNED SUBSIDIARY

      On October 14, 1999, AHO filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Texas to liquidate pursuant to Chapter 7 of Title 11 of the United States Bankruptcy Code. The filing was made primarily due to the insolvency of AHO. At October 14, 1999, the net liabilities of AHO totaled approximately $2.7 million of which approximately $1,059,000 represents unsecured intercompany loans and other forms of working capital provided by UMC. AHO's accounts were deconsolidated on October 14, 1999.

      It is UMC's opinion, supported by the opinion of legal counsel that the liabilities of AHO, including the Medicare settlement reserve, do not ascend to UMC as the sole shareholder of AHO. This opinion is based on management's assertion that it has maintained appropriate organizational and operational segregation and control in order to preserve the corporate integrity and separateness of UMC and AHO. It is management's' opinion that the corporate veil of AHO is intact and will provide adequate protection to UMC as the sole shareholder of AHO. Any failure with respect to preserving or defending the corporate veil of AHO could have a material adverse effect on UMC.

KEY MANAGEMENT AND BOARD OF DIRECTORS

      The Company's success in general and its continued ability to grow its operations and increase its shareholder value, is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

      On June 11, 2003, Margaret Wright was promoted to Director of Collection Operations. Ms. Wright has been with UMC since 1997, and has served in several different capacities, including Manager of Collection Operations, and most recently, Data Integrity Analyst for Collection Operations. Ms. Wright was previously employed in systems and administration for NCO and TRW. Ms. Wright has over 24 years of experience in the collection industry.

      On September 11, 2003, Steve LeWinter joined UMC as Director of Claims Operations. Mr. LeWinter was previously employed by Renal Research Institute of New York as Associate Director of Patient Accounts. Mr. LeWinter has been in the health care industry for over twenty-eight years, and has served in various patient accounting capacities with numerous hospitals and physician groups in the New York metropolitan area. Mr. LeWinter has extensive experience in both hospital and physician claims billing.

      These two director positions represent an addition of management resources to UMC's operating divisions. Previously, the Company had operated with a single director who had responsibility for both collection and claims operations. This

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

"Director of Operations" position had been assumed by the Company's CEO and Chairman, Pete Seaman, upon the death of UMC's previous Director of Operations, Dennis Bazhaw, in June of 2002.


ON-GOING MANAGEMENT INITIATIVES

      The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

CREDIT AVAILABILITY

      The Company currently leases certain computer, telephone and office equipment under long-term lease agreements. Management anticipates that additional lease financing may be required to meet the future needs of the Company. Should the Company not be able to secure lease financing or other similar forms of credit at terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

TECHNOLOGICAL ADVANCES

      Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management, claims coding services and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.

COMPETITION

      The business of medical insurance claims processing, accounts receivable management and collections agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

      Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.

GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

      The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

      In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

      In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Clinton Administration had proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal has become law. Should measures such as these become law, there can be no assurance that these changes will not have a material adverse effect on UMC.

EXISTING GOVERNMENT REGULATION

      Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collections activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

      Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and has increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

      Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.
















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